UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CB Richard Ellis Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 North Sepulveda Blvd., Suite 1050

El Segundo, California 90245

(310) 606-4700

April 24, 2006

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of CB Richard Ellis Group, Inc., I cordially invite you to attend our 2006 Annual Meeting of Stockholders to be held at 8:30 a.m. (PDT), on Thursday, June 1, 2006, at The Ritz Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the 2006 Annual Meeting of Stockholders. Once the business of the 2006 Annual Meeting of Stockholders has been concluded, stockholders will be given the opportunity to ask questions.

We sincerely hope you will be able to attend our 2006 Annual Meeting of Stockholders. However, whether or not you are personally present, it is important that your shares be represented.

We are pleased to offer multiple options for voting your shares. As detailed in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Proxy Statement, you may vote your shares by telephone, via the Internet, by mail or in person by written ballot at the 2006 Annual Meeting of Stockholders.

Thank you for your continued support of CB Richard Ellis Group, Inc.

Sincerely yours,

Brett White
President and Chief Executive Officer

CB Richard Ellis Group, Inc.

100 North Sepulveda Blvd., Suite 1050

El Segundo, California 90245

(310) 606-4700

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2006 Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. The meeting will be held at 8:30 a.m. (PDT), on Thursday, June 1, 2006, at The Ritz Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California.

The purposes of the 2006 Annual Meeting of Stockholders are:

(1)	To elect 11 directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

(3)	To approve our amended Executive Bonus Plan; and

(4)	To transact any other business properly introduced at the Annual Meeting.

You must own shares of CB Richard Ellis Group, Inc. common stock at the close of business on April 10, 2006, the record date for the 2006 Annual Meeting of Stockholders, to vote at the Annual Meeting and at any adjournments or postponements of the meeting. If you plan to attend, please bring a picture I.D., and if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of April 10, 2006. Regardless of whether you will attend, please submit your proxy card as soon as possible in the enclosed postage-prepaid envelope, or vote electronically through the internet or by telephone, so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. Voting in any of these ways will not prevent you from voting in person at the 2006 Annual Meeting of Stockholders.

By Order of the Board of Directors

Laurence H. Midler
Executive Vice President, General Counsel and Secretary

El Segundo, California

April 24, 2006

This Proxy Statement and accompanying proxy card are being mailed beginning April 24, 2006 in connection with the solicitation of proxies by the Board of Directors of CB Richard Ellis Group, Inc., a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as “CBRE”, “we”, “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2005 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Stockholders?    At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and the approval of our amended Executive Bonus Plan. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?    All of our stockholders as of the April 10, 2006 record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 10, 2006 to gain admittance to the Annual Meeting.

What am I voting on?    You are voting on:

•	The election of 11 directors to the Board;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	The approval of our amended Executive Bonus Plan, or EBP; and

•	Any other matters properly introduced at the Annual Meeting.

What are the Board’s recommendations?    The Board recommends a vote:

•	for election of the nominated slate of directors (see Proposal No. 1);

•	for ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2006 (see Proposal No. 2); and

•	for approval of our EBP (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why are we voting on a bonus plan?    The EBP is being submitted to stockholders for approval so that incentive compensation paid under the EBP to any executive officer named in the Summary Compensation Table whose compensation for the taxable year exceeds $1 million may be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. This approval will apply to any such compensation during the next five fiscal years.

Who may vote?    You may vote if you owned shares of our Class A common stock, $0.01 par value per share, or the common stock, at the close of business on April 10, 2006, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on that date. As of April 10, 2006, we had 74,274,410 shares of common stock outstanding.

Who counts the votes?    The Bank of New York will count the votes. The Board has appointed The Bank of New York as the independent inspector of the election.

Is my vote confidential?    Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What vote is required to pass an item of business at the Annual Meeting?    In the election for directors (Proposal No. 1), the 11 persons receiving the highest number of “FOR” votes will be elected. The affirmative vote of a majority of those shares of common stock present and entitled to vote is required to approve (1) Proposal No. 2—the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and (2) Proposal No. 3—approval of our EBP. If you are a beneficial owner of our common stock and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Proposal No. 3, the approval of our EBP, is a non-routine matter, and your broker, bank or other nominee may not vote your common stock on Proposal No. 3 unless you give voting instructions. Shares of common stock which brokers are otherwise voting except for Proposal No. 3 are counted toward the quorum requirement, but they do not affect the determination of whether the EBP is approved or rejected so long as the approval threshold described above is obtained.

How will shares in the 401(k) plan be counted?    The enclosed proxy card also serves as a voting instruction to Vanguard Fiduciary Trust Company, the trustee of our 401(k) plan, for common stock held in the 401(k) plan as of April 10, 2006, provided that voting instructions are furnished over the Internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 2:00 p.m. (PDT) on May 26, 2006. If voting instructions are not received by such time, the common stock in our 401(k) plan will be voted by the trustee in proportion to the shares for which the trustee timely receives voting instructions.

How do I vote?    If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock indicating that you were the beneficial owner of this common stock on April 10, 2006, the record date for voting at the Annual Meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	Mail the proxy card in the enclosed return envelope;

•	Call 1-866-353-7851; or

•	Log on to the internet at: http://www.proxyvotenow.com/cbg and follow the instructions at that site.

Telephone and internet voting will close at 2:00 p.m. (PDT) on May 31, 2006, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 2:00 p.m. (PDT) May 26, 2006. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this proxy statement; FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm; and FOR approval of the EBP.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?    Yes, you can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation with our Secretary, Laurence H. Midler, before the Annual Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you need to contact the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting?    Other than the three proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your common stock on any additional matters properly introduced for a vote at the Annual Meeting.

How much did this proxy solicitation cost?    We will bear the cost of soliciting proxies in the enclosed form. We have hired Morrow & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reasonable out-of-pocket expenses. Our employees, officers and directors may also solicit proxies, but without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Where can I find corporate governance materials?    Our Corporate Governance Guidelines, Standards of Business Conduct, Code of Ethics for Senior Financial Officers, and the charters for the Acquisition Committee, Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. A copy of the Audit Committee Charter was included as Exhibit A to our Proxy Statement filed with the Securities and Exchange Commission, or SEC, on April 22, 2005 in connection with our 2005 Annual Meeting of Stockholders. We are not including the other information contained on, or available through, our website as a part of, or incorporating such information by reference into, this Proxy Statement.

Is there a Chief Compliance Officer?    Laurence H. Midler, our Executive Vice President, General Counsel and Secretary, serves as our Chief Compliance Officer. Mr. Midler was appointed Chief Compliance Officer as part of the Board’s commitment to legal and regulatory compliance at the highest levels and its desire to promote legal and regulatory compliance, education and reporting. Mr. Midler’s appointment formalized our continuing efforts to promote an effective compliance program. Mr. Midler makes regular reports to the Board on legal and compliance matters.

Is there a Disclosure Committee?    We have a Public Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Public Disclosure Committee operates pursuant to a Communications and Fair Disclosure Policy that provides, among other things, that the Public Disclosure Committee: (1) have access to all our books, records, facilities and personnel, as well as our independent registered public accounting firm and outside legal counsel; (2) design, establish and maintain disclosure controls and procedures for the SEC reporting process and modify them from time to time, as appropriate; (3) review all financial press releases; (4) review and oversee the preparation of all filings with the SEC; (5) suggest appropriate disclosures or opine on disclosure issues; (6) evaluate changes in SEC and New York Stock Exchange, or NYSE, disclosure rules and make recommendations regarding their impact on us; (7) receive and review regular updates from our management, internal auditors and independent accountants; (8) discuss material items with employees in the internal audit function, independent registered public accounting firm and our management to ensure appropriate disclosure; (9) perform an annual review of the performance of the Public Disclosure Committee and its members; (10) maintain written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; and (11) annually review and reassess the adequacy of our disclosure controls and the procedures and practices of the Public Disclosure Committee. We formally established the Public Disclosure Committee in July 2004. Our Communications and Fair Disclosure Policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

Is there an internal audit group?    Our Vice President and Director of our internal audit group is our employee and reports directly to the Audit Committee of our Board and administratively to our Executive Vice President, Global Controller. Our Vice President and internal audit group Director is ultimately accountable to our Board and our Audit Committee, and our Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the Vice President and internal audit group Director. We co-source the remainder of our internal audit group functionality with PricewaterhouseCoopers.

How can I obtain electronic access to stockholder materials, instead of receiving mailed copies?    We are pleased to offer you the option to view stockholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By consenting to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary. If you give your consent, we will then notify you by U.S. Mail or electronic mail when stockholder materials are available over the Internet and provide you with a listing of the website locations where you can access such materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you maintain the right to request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, or (b) e-mail at investorrelations@cbre.com. If you access documents electronically, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, please follow the instructions on the proxy card. If you hold your common stock through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option.

We encourage you to consider agreeing to view your stockholder communications electronically.

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect 11 directors to serve until our annual meeting of stockholders in 2007 or until their respective successors are elected and qualified. The candidates listed below are nominated by the Board based on the recommendation of the Corporate Governance and Nominating Committee, or CGNC. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of our business environment, willingness to devote adequate time to Board duties, and their ability to make independent, analytical inquiries. All nominees are presently directors of CBRE and each of the nominees has consented, if elected as a director to our Board, to serve until his or her term expires. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

Your proxy holder will vote your common stock for the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

The Board recommends that the stockholders vote FOR the 11 nominees listed below.

Name	Age	Position
Richard C. Blum	70	Chairperson; CGNC and Executive Committee Chairperson; Acquisition Committee member
Jeffrey A. Cozad	41	Director; Compensation Committee member
Patrice Marie Daniels	45	Director; Audit Committee Chairperson
Senator Thomas A. Daschle	58	Director; CGNC member
Bradford M. Freeman	64	Director; Compensation Committee and Acquisition Committee member
Michael Kantor	66	Director; Acquisition Committee member
Frederic V. Malek	69	Director; Compensation Committee Chairperson; Audit Committee and CGNC member
John G. Nugent	44	Executive Vice President and Director, Broker Representative
Brett White	46	President, Chief Executive Officer and Director; Acquisition Committee Chairperson; Executive Committee member
Gary L. Wilson	66	Director; Audit Committee member
Ray Wirta	62	Vice Chairperson; Executive Committee and Acquisition Committee member

Richard C. Blum

Mr. Blum has been Chairperson of our Board since September 2001 and a member of our Board since July 2001. He is the Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum is a member of the board of directors of Glenborough Realty Trust Incorporated. He holds a B.A. and an M.B.A. from the University of California, Berkeley.

Jeffrey A. Cozad

Mr. Cozad has been a member of our Board since September 2001. Mr. Cozad has been a partner of Blum Capital Partners, L.P. since 2000. Prior to joining Blum Capital Partners, Mr. Cozad was a managing director of Security Capital Group Incorporated, a global real estate research, investment and operating management company from 1991 to 2000. He holds a B.A. from DePauw University and an M.B.A. from the University of Chicago Graduate School of Business.

Patrice Marie Daniels

Ms. Daniels has been a member of our Board since February 2004. Ms. Daniels is Chief Operating Officer of International Education Corporation, a private post-secondary education company. From its founding in 2001 until 2005, Ms. Daniels was a partner of Onyx Capital Ventures, L.P., a minority-owned private equity investment firm. She previously served as Managing Director, Corporate and Leveraged Finance for CIBC World Markets and Bankers Trust Company, investment-banking firms. Ms. Daniels is a member of the board of directors of Cenveo, Inc. and serves on the advisory council of the University of Chicago Graduate School of Business. She holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of Chicago Graduate School of Business.

Senator Thomas A. Daschle

Senator Daschle has been a member of our Board since September 2005. Senator Daschle is Special Policy Advisor in Alston & Bird LLP’s Washington D.C. office and is a member of that firm’s Legislative and Public Policy Group. Prior to joining Alston & Bird, Senator Daschle served as the U.S. Senator for South Dakota from 1986 to 2004. Senator Daschle served in the U.S. House of Representatives from 1979 to 1986. He became Minority Leader of the Senate in 1994 and served as Majority Leader from 2001 to 2003. Senator Daschle holds a B.A. from South Dakota State University and served three years as an intelligence officer in the U.S. Air Force.

Bradford M. Freeman

Mr. Freeman has been a member of our Board since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. He is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Michael Kantor

Mr. Kantor has been a member of our Board since February 2004. Mr. Kantor has been a partner with the law firm of Mayer, Brown, Rowe & Maw LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor is also a member of the advisory board of directors of ING USA. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University.

Frederic V. Malek

Mr. Malek has been a member of our Board since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He also serves on the boards of directors of Automatic Data Processing Corp. and Northwest Airlines Corporation. Mr. Malek holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from Harvard Business School.

John G. Nugent

Mr. Nugent has been a member of our Board since June 2005. He serves as the broker representative to the Board, a position that periodically rotates among certain of our senior brokers. Mr. Nugent has been an Executive Vice President of our subsidiary CB Richard Ellis, Inc. since October 2002. He has been a broker with CB Richard Ellis, Inc., focusing on real estate consulting and tenant representation, since March 1985. Mr. Nugent holds a B.A. from Lycoming College.

Brett White

Mr. White is our President and Chief Executive Officer. Mr. White has been a member of our Board since September 2001. He was Chairman of the Americas of CB Richard Ellis Services, Inc. from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. Previously, he was one of its Executive Vice Presidents from March 1994 to July 1997 and Managing Officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White holds a B.A. from the University of California, Santa Barbara.

Gary L. Wilson

Mr. Wilson has been a member of our Board since September 2001. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the boards of directors of The Walt Disney Company and Yahoo! Inc. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

Ray Wirta

Mr. Wirta has been the Vice Chairperson of our Board since June 2005 and has been a member of our Board since September 2001. Mr. Wirta served as our Chief Executive Officer from September 2001 to June 2005. From May 1999 to September 2001, he served as Chief Executive Officer of CB Richard Ellis Services, Inc. and served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta also serves as Chairperson of the Board of CBRE Realty Finance, Inc. and as a director of Allied Security LLC. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

COMPENSATION OF DIRECTORS

Our director compensation policy provides for the following annual compensation for each of our non-employee directors:

•	a $20,000 annual cash retainer;

•	a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant;

•	a stock option grant for a number of shares equal to $50,000 divided by the fair market value of our common stock on the date of grant; and

•	a restricted stock grant for a number of shares equal to $25,000 divided by the fair market value of our common stock on the date of grant.

Pursuant to this policy, our directors also receive an additional payment of $1,000 per meeting attended and $500 per committee meeting attended that was not scheduled in conjunction with a meeting of our board of directors. The chairperson of the audit committee receives an additional annual cash retainer of $10,000, and the chairpersons of the CGNC and Compensation Committee receive additional annual cash retainers of $5,000 each.

We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our board of directors.

Summary Compensation of Directors

Name	Total	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Richard C. Blum (2)	$81,589	$31,500	$34,983	$16,106	—	—
Jeffrey A. Cozad (2)	75,589	24,500	34,983	16,106	—	—
Patrice M. Daniels (2)	87,589	36,500	34,983	16,106	—	—
Thomas A. Daschle (3)	48,308	15,041	22,818	10,449	—	—
Bradford M. Freeman (2)	75,589	24,500	34,983	16,106	—	—
Michael Kantor (2)	76,589	25,500	34,983	16,106	—	—
Frederic V. Malek (2)	84,089	33,000	34,983	16,106	—	—
Gary L. Wilson (2)	77,589	26,500	34,983	16,106	—	—

(1)	Includes fees associated with chairing a Board Committee.

(2)	The amounts shown include (i) awards of 261 unrestricted shares of our common stock and 653 restricted shares of our common stock issued under our director compensation policy as described above, valued at the fair market value of our common stock ($38.275) on the award date of June 2, 2005, for a total value of $34,983, and (ii) a grant of an option to purchase 1,306 shares of our common stock issued under our director compensation policy, valued at the per share fair value of $12.332 on the award date of June 2, 2005.

(3)	Senator Daschle joined our Board in September 2005 and was granted stock options and shares in October 2005. The amounts shown are prorated and include (i) awards of 143 unrestricted shares of our common stock and 358 restricted shares of our common stock issued under our director compensation policy, valued at the fair market value of our common stock ($45.545) on the award date of October 20, 2005, for a total value of $22,818, and (ii) a grant of an option to purchase 716 shares of our common stock issued under our director compensation policy, valued at the per share fair value of $14.5931 on the award date of October 20, 2005.

BOARD STRUCTURE

Our Board currently consists of 11 directors. The Board has determined that each of Ms. Daniels, Senator Daschle and Messrs. Blum, Cozad, Freeman, Kantor, Malek and Wilson is “independent”, as described in greater detail under the heading titled “Corporate Governance—Director Independence” below. All of our directors are elected at each annual meeting of stockholders and hold office until the next election. Following the Annual Meeting, we will have 11 directors. The Board has authority under our By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

As described in greater detail under the heading titled “Related Party Transactions—Securityholders’ Agreement,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Accordingly, these affiliates of Blum Capital Partners have nominated Messrs. Blum and Cozad to our Board.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chairperson of the Board, who is a non-management director, presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Corporate Governance—Communications With the Board.”

BOARD MEETINGS

The Board held four regularly scheduled meetings during the past fiscal year to review significant developments, engage in strategic planning, and act on matters requiring Board approval. For the fiscal year ended December 31, 2005, each incumbent director attended an aggregate of at least 75 percent of the Board meetings and the meetings of committees on which he or she served during the period that he or she served.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2005
Acquisition	Brett White (1) Richard C. Blum Bradford M. Freeman Michael Kantor Ray Wirta

•     Review and recommend acquisition strategies to the full Board

•     May investigate acquisition candidates

•     Review and approve merger, acquisition and investment transactions that are valued between $10 million and $50 million

•     May review and make recommendations to the full Board on merger, acquisition and investment transactions that are valued in excess of $50 million

0(2)

Audit	Patrice M. Daniels (1) Frederic V. Malek Gary L. Wilson

•     Retain, compensate, oversee and terminate any independent registered public accounting firm in connection with the financial audit, and approve all audit and any permissible non-audit services provided by our independent auditors

•     Receive direct reports from our independent auditors

•     Review and discuss annual audited and quarterly unaudited financial statements with management and our independent auditors

•     Review with our independent auditor any audit matters and management’s response

•     Discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies

•     Establish procedures to handle complaints regarding accounting, internal accounting controls or auditing matters

•     Obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities

7

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2005

•     Set hiring policies for employees or former employees of the independent auditors

•     Retain independent legal counsel and other outside advisors as it deems necessary to carry out its duties

•     Our Board has determined that each member of our Audit Committee is “independent,” as defined under and required by federal securities laws and the rules of the NYSE

Compensation	Frederic V. Malek (1) Jeffrey A. Cozad Bradford M. Freeman

•     Review executive compensation policies, plans and programs

•     Review and approve compensation for our chief executive officer and our other executive officers

•     Review and approve any employment contracts or similar arrangement between us and any of our executive officers

•     Review and consult with our chief executive officer concerning performance of individual executives and related matters

•     Administer our stock plans, incentive compensation plans and any such plans that the Board may from time to time adopt, and exercise all the powers, duties and responsibilities of the Board with respect to such plans

•     Our Board has determined that each member of our Compensation Committee is “independent,” as defined under and required by the rules of the NYSE

4

Corporate Governance and Nominating	Richard C. Blum (1) Sen. Thomas A. Daschle Frederic V. Malek

•     Recommend to the Board proposed nominees for election to the Board by our stockholders, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings

•     Make recommendations to the Board regarding corporate governance matters and practices, including as to director compensation and directors and officers liability insurance

•     Review and consult with our chief executive officer concerning selection of officers and management succession planning,

•     Our Board has determined that each member of the CGNC is “independent,” as defined under and required by the rules of the NYSE

3

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2005
Executive	Richard C. Blum (1) Brett White Ray Wirta

•      Implements policy decisions of the Board

•      Acts on the Board’s behalf between Board meetings, including the approval of transactions that do not exceed dollar thresholds established by the full Board

0(3)

(1)	Committee Chairperson.

(2)	The Acquisition Committee was formed on November 21, 2005 and did not hold any formal meetings in 2005 but acted twice by unanimous written consent.

(3)	The Executive Committee did not hold any formal meetings in 2005 but acted eight times by unanimous written consent.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities to the stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of our independent auditors.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal 2005 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In fulfilling that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by the Independence Standards Board Standard No. 1, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2006. The Board concurred with the selection of Deloitte & Touche LLP. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2006.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The Audit Committee approved establishment of an ethics and compliance program in 2004 and receives periodic reports from the Chief Compliance Officer regarding that program.

The Audit Committee submits this report:

Patrice M. Daniels, Chair

Frederic V. Malek

Gary L. Wilson

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted a Standards of Business Conduct applicable to our directors, officers and employees, a Code of Ethics for Senior Financial Officers applicable to our chief executive officer, chief financial officer and global controller, and Corporate Governance Guidelines. In addition, the Acquisition Committee, Audit Committee, Compensation Committee, CGNC and Executive Committee have adopted charters, which are published in the Corporate Governance section of the Investors Relations page on our website at www.cbre.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at CB Richard Ellis, 200 Park Ave., 17th Floor, New York, New York 10166, or by email at investorrelations@cbre.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and CGNC conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2005, the members of our Compensation Committee were Frederic V. Malek, Jeffrey A. Cozad and Bradford M. Freeman. None of Messrs. Malek, Cozad or Freeman has ever been an officer or employee of our company or any of our subsidiaries. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board. Additional information concerning transactions between us and the members of our Compensation Committee or entities affiliated with such members is described under the heading titled “Related Party Transactions.”

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the Chairperson of the Board (who acts as the lead independent director), the entire Board or any of its members at CB Richard Ellis Group, Inc., c/o Laurence H. Midler, General Counsel and Secretary, 100 North Sepulveda Blvd., Suite 1050, El Segundo, California 90245. Stockholders also may e-mail the Chairperson, the entire Board or any of its members c/o larry.midler@cbre.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

If a response on behalf of the Board is appropriate we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CGNC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The CGNC is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our website at www.cbre.com.

The CGNC regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the CGNC initiates a search. As a part of the search process, the CGNC may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the CGNC reviews the candidate’s experiences, skills, and characteristics. The Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include, having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by our chief executive officer, our Board Chairperson and CGNC Chairperson (currently, Mr. Blum), and may be interviewed by other directors and members of senior management as desired and as schedules permit. The CGNC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CGNC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Submission of Stockholder Proposals and Board Nominees” on page 17 for more information.

DIRECTOR INDEPENDENCE

Pursuant to our Corporate Governance Guidelines and the listing rules of the NYSE, the Board must consist of at least a majority of independent directors. In addition, all members of the Audit Committee, Compensation Committee and CGNC must be independent directors as defined by the Corporate Governance Guidelines and the listing rules of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which generally provides that they may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit or any other committees of the Board, or (2) be an affiliated person of ours.

We adopted the following categorical standards for director independence in compliance with the NYSE corporate governance listing standards: No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). We and our subsidiaries must identify which directors are independent and disclose the basis for that determination.

1.	The following relationships shall be deemed immaterial in determining director independence:

•	The director, or a company of which the director serves as an officer, director, employee or consultant, receives products or services (e.g., brokerage or property management services) from us or our affiliates or subsidiaries in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, subject to the dollar limitations described elsewhere in these categorical standards for director independence.

•	A relationship arising solely from a director’s status as an officer, employee or owner of two percent or more of the equity of a company to which we are indebted at the end of our preceding fiscal year, so long as the aggregate amount of the indebtedness of us to such company is not in excess of two percent of our total consolidated assets at the end of our preceding fiscal year.

2.	However, a director is not independent if:

•	The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of ours or any of our subsidiaries.

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from us, or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our, or any of our subsidiaries, audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served on that company’s compensation committee.

•	The director or an immediate family member is, or during the last three years was, an officer or senior employee of a company on whose board of directors any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company or firm that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director or an immediate family member is affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1,000,000 in a single fiscal year, whichever amount is lower) from us, any of our affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period, unless the contribution was approved in advance by the Board.

As a result of the review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines, with the exception of Ray Wirta, Brett White and John Nugent. Messrs. Wirta, White and Nugent are considered inside directors because of their employment by us or by our subsidiaries.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Messrs. Malek and Wilson and Ms. Daniels qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Messrs. Malek and Wilson were determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including based on their prior experience of actively supervising chief financial officers and serving as chief financial officers, respectively.

Our Board determined that Ms. Daniels acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Ms. Daniels received a B.S. degree in Business Administration at the University of California, Berkeley and an M.B.A. degree in Finance at the University of Chicago Graduate School of Business.

•	Ms. Daniels served in several capacities, including Managing Director, with Bankers Trust from July 1987 to March 1997, which included arranging private and public senior and subordinated debt financing and equity capital for leveraged buyout transactions and for restructuring or acquisitions for non-investment grade companies.

•	Ms. Daniels served as a Managing Director with CIBC World Markets from March 1997 to October 2001, which included providing investment and commercial banking products to non-investment grade companies and leveraged buyout firms.

•	Ms. Daniels was a founding partner of Onyx Capital Ventures, L.P., a private equity investment firm, which was founded in October 2001.

•	Ms. Daniels served on the audit committee of the board of directors of World Color Press, Inc., a diversified commercial printing company that was publicly traded on the NYSE, from January 1998 until it was acquired by Quebecor Printing Inc. in October 1999.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP’s fees for the fiscal years ended December 31, 2005 and 2004 were as follows (in millions):

	Fiscal 2005	Fiscal 2004
Audit Fees	$4.4	$5.0
Audit-Related Fees	0.3	0.4
Tax Fees	2.2	1.4
All Other Fees	—	—

Total Fees	$6.9	$6.8

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, statutory audits required internationally, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to Deloitte & Touche LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes audits of our employee benefit plans, financial due diligence in connection with acquisitions, and accounting consultations related to generally accepted accounting principles, or GAAP, and the application of GAAP to proposed transactions.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructuring.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

In making its decision to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, the Audit Committee considered whether the services (other than audit and audit-related services) provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP from us. The Audit Committee determined that the provision of these services by Deloitte & Touche LLP is compatible with maintaining that independence.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. At the 2005 Annual Meeting on June 2, 2005, all but one of our directors were in attendance.

SUBMISSION OF STOCKHOLDER PROPOSALS AND BOARD NOMINEES

If you would like to recommend a candidate for possible inclusion in our 2007 proxy statement or bring business before our annual meeting of stockholders in 2007 other than through a stockholder proposal pursuant to SEC rules, you must send the proposal to Laurence H. Midler, Secretary, CB Richard Ellis Group, Inc., 100 North Sepulveda Blvd., Suite 1050, El Segundo, California 90245, by registered, certified, or express mail and provide the information required by the provision of our By-laws dealing with stockholder proposals. Proposals must be received on or before March 2, 2007, except as described below.

Stockholder recommendations for director nominees or proposals to bring business at our annual meeting of stockholders in 2007 must be delivered to or mailed and received at our principal executive office no later than March 2, 2007 and no earlier than February 1, 2007, unless our 2007 annual meeting of stockholders is to be held more than 30 days before or more than 70 days after June 1, 2007, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2007 annual meeting and not later than the close of business on the later of the 90th day prior to the 2007 annual meeting or the 10th day after the notice or public disclosure of the date of the 2007 annual meeting is first made or given. The requirements for such notice are set forth in our By-laws. The By-laws were filed as an exhibit to our Amendment No. 4 to Registration Statement on Form S-1 (No. 333-112867) filed with the SEC on June 7, 2004. That document is located in the SEC’s Public Reference Room in Washington, D.C. in the SEC’s file no. 1-6991 and can be located on the SEC’s website at www.sec.gov. The recommendation must include the following information:

•	The candidate’s name and business address;

•	A resume or curriculum vitae describing the candidate’s qualifications (including prior business experience for at least the past five years), and which clearly indicates that he or she has the experiences, skills, and qualifications that the CGNC looks for in a director as indicated above and in the CGNC’s Charter;

•	A statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	A statement signed by the candidate stating that he or she consents to serve on the Board if elected; and

•	A statement from the person submitting the candidate that he or she is the registered holder of common shares, or if the stockholder is not the registered holder, a written statement from the “record holder” of the common shares (usually a broker or bank) verifying that at the time the stockholder submitted the candidate that he or she was a beneficial owner of common shares.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the CGNC for its review, which may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with this process will be notified of the CGNC’s decision.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Deloitte & Touche LLP served as our independent accountants for fiscal years 2004 and 2005, and reported on our consolidated financial statements for those years, and have been our independent accountants since April 23, 2002. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Deloitte & Touche LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Deloitte & Touche LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Deloitte & Touche LLP’s engagement as our independent accountants without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

For the above reasons, the Board recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

PROPOSAL NO. 3

APPROVAL OF THE AMENDED EXECUTIVE BONUS PLAN OF

CB RICHARD ELLIS GROUP, INC.

The Compensation Committee of the Board has approved an amendment to our Executive Bonus Plan, or EBP, which is our annual cash incentive program established by the Compensation Committee for our executive officers and certain other members of our senior management. The proposed amendment would broaden the types of specific financial performance goals and certain strategic performance measures to determine the base annual incentive award payable, if any, to participants in the plan.

The EBP is being submitted to stockholders for approval so that incentive compensation paid under the EBP to any executive officer named in the Summary Compensation Table whose compensation for the taxable year exceeds $1 million is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Tax Code. If stockholders do not approve the EBP, the Compensation Committee intends to continue to approve annual incentive compensation for certain executive officers consistent with its compensation philosophies, however, we may not be able to fully deduct such incentive compensation under the Tax Code.

Summary of Amended Executive Bonus Plan

Eligibility. Our Chief Executive Officer and employees who have been specifically designated and approved on a yearly basis by our Chief Executive Officer are eligible to participate in the EBP. Participation in the EBP is limited to specific employees who we believe are able to contribute in a meaningful way to our profitability. However, eligibility does not guarantee payment of any reward under the EBP.

Performance. Awards under the EBP are based on the achievement of certain financial and strategic performance goals and a targeted level or levels of performance with respect to each goal. Financial performance goals are approved by our Chief Executive Officer and our Compensation Committee and will be based on one or more of the following criteria: annual revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings per share, stock price, operating cash flow, net income, profit margins or any combination of the foregoing. Financial performance targets are approved by the Chief Executive Officer and the Compensation

Committee at or near the beginning of each year. The financial performance criteria for 2006 will be EBITDA. Strategic performance measures are determined on an individual basis and are based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance measures for the Chief Executive Officer and our executive officers are approved by the Compensation Committee. The aggregate weightings of each participant’s strategic performance measures must equal 100%. Awards under the EBP for our Chief Executive Officer, the president of a global region or a line of business leader are weighted 80% on financial performance targets and 20% on strategic performance measures. Awards for all other EBP participants are weighted 60% on financial performance targets and 40% on strategic performance measures.

Award Determination. Each participant in the EBP will receive a target award by March 1 of each year. Each target award will be weighted based on each participant’s financial and strategic performance goals. In general, each participant’s award is calculated according to specific formula(s), however, if we fail to meet certain minimum financial targets, the Board is not obligated to make any awards. Awards paid pursuant to the achievement of financial performance targets are not paid if 70% or less of the financial performance target is not met. Awards are paid on a sliding scale once more than 70% of a financial performance target is met and can exceed target awards. Strategic performance measures are weighted on a scale of one to five and actual awards paid pursuant to these measures can exceed target awards. In no event will a participant be entitled to more than 200% of his or her target award, inclusive of all awards available under the EBP.

CEO Awards. In certain exceptional and exceedingly deserving circumstances, our Chief Executive Officer, in his sole discretion, may award a supplementary discretionary bonus to certain participants in the EBP, other than the Chief Executive Officer.

Suspension, Amendment and Termination. We reserve the right at any time prior to payment of awards to review, interpret, alter, amend, or terminate—with or without notice—the EBP, including, without limitation, the calculation and method of and eligibility for award payments.

Maximum Award Amounts. The aggregate annual maximum amount of awards for all participants under the EBP may not exceed 7.5% of our net income as reported in our audited financial statements in the fiscal year for which performance is being measured.

New Plan Benefits. The following table represents the maximum awards that may be paid under the EBP for the persons and groups listed below for the 2006 fiscal year. None of our non-employee directors participate or are eligible for awards under the EBP.

2006 Maximum New Plan Benefits

Amended Executive Bonus Plan of CB Richard Ellis Group, Inc.

Name and position	Maximum Dollar Value ($)
Brett White, President and Chief Executive Officer	2,600,000
Kenneth J. Kay, Senior Executive Vice President and Chief Financial Officer	1,000,000
Calvin W. Frese, Jr., Senior Executive Vice President and President—Americas	1,000,000
Robert J. Blain, President—Asia Pacific	750,000
Laurence H. Midler, Executive Vice President and General Counsel	400,000
Executive Officers as a Group (1)	6,130,000
All Other Employees as a Group (2)	5,990,000

(1)	Assumes six executive officers participated in the EBP.

(2)	Includes our senior officers who are eligible to participate but not otherwise listed above.

A copy of the EBP was filed as Exhibit 99.1 to Form 8-K filed by us with the SEC on June 8, 2005.

For the above reasons, the Board recommends that the stockholders vote FOR the approval of the amended Executive Bonus Plan of CB Richard Ellis Group, Inc.

OTHER MATTERS

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, the proxy holders will vote the common stock as to which they hold proxies at their discretion.

EXECUTIVE OFFICERS

In addition to Mr. White, described on page 6 under “Nominees for Election to the Board,” our executive officers as of March 31, 2006 were as follows:

Name	Age	Position
Robert Blain	50	President—Asia Pacific
Gil Borok	38	Executive Vice President, Global Controller
Calvin W. Frese, Jr.	49	Senior Executive Vice President, President—Americas
Kenneth J. Kay	50	Senior Executive Vice President, Chief Financial Officer
Laurence H. Midler	41	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Robert Blain. Mr. Blain has been President of CB Richard Ellis—Asia Pacific since February 2002. Prior to such time, he was employed by Colliers International Property Consultants, Inc., and served as a Regional Investment Director from 1995 to 1998, its Australia Director from 1999 to 2000 and as its Chief Executive—South Wales from 2000 to February 2002. Mr. Blain holds a diploma in Land Economy from the Real Estate Institute of New South Wales and is a Fellow of the Royal Institute of Chartered Surveyors, UK.

Gil Borok. Mr. Borok has served as our Executive Vice President and Global Controller since October 2002. Prior to that, he was Corporate Controller of Dole Food Company, Inc. from August 1999 to October 2002. Mr. Borok is a certified public accountant in the State of California, and holds a B.A. degree from the University of Pittsburgh and an M.B.A. from the Anderson School at the University of California—Los Angeles.

Calvin W. Frese, Jr. Mr. Frese has been President of our Americas operations since January 2005. He previously served as our Chief Operating Officer of the Americas beginning in 2001, and prior to that as our Executive Managing Director of the Central Region from 1998 to 2001. From 1989 to 1998, Mr. Frese was General Partner and Chief Operating Officer of Whittier Partners, a New England-based full-service real estate company and joint venture partner of CB Richard Ellis. He holds a B.A. degree from Trinity College and an M.S. degree in Accounting from the New York University, Leonard N. Stern School of Business.

Kenneth J. Kay. Mr. Kay has been our Chief Financial Officer since July 2002. He previously served as Vice President and Chief Financial Officer of Dole Food Company, Inc. from December 1999 to June 2002. Mr. Kay served as Executive Vice President and Chief Financial Officer for the consumer products group of Universal Studios, Inc. from December 1997 to December 1999. Mr. Kay is a certified public accountant in the State of California and holds a B.S. and an M.B.A. from the University of Southern California.

Laurence H. Midler. Mr. Midler has been our Executive Vice President and General Counsel since April 26, 2004. He also serves as our Secretary and Chief Compliance Officer. Prior to joining us, Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until the acquisition of its North American businesses in September 2003. Following the acquisition until March, 2004, Mr. Midler served as sole director, President and Chief Executive Officer to manage the process of selling the company’s European operations and winding up the company’s affairs in Chapter 11 bankruptcy. He served as Vice President and Assistant General Counsel of Micro Warehouse, Inc. from September 1998 until July 2001. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. degree from the University of Virginia and a J.D. degree from The New York University School of Law.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation Committee and Compensation Philosophy

The Compensation Committee of the Board is responsible for establishing, implementing, administering and monitoring our strategy, policies and plans for executive compensation. The Compensation Committee reviews and approves the compensation of our President and Chief Executive Officer, approves the compensation of other executive officers who are subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and oversees our overall compensation strategies, including cash and equity components.

Our executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions, (2) provide incentives to attract and retain key executives, and (3) instill a long-term commitment and develop pride and a sense of ownership, all in a manner consistent with stockholders’ interests.

Executive Compensation Objectives

Objectives and strategies approved by the Compensation Committee govern our executive compensation programs and practices. Our executive compensation objectives are to:

•	Enable us to attract and retain the leadership talent required to successfully execute our business strategy;

•	Align executive pay to organizational performance;

•	Link the interests of executives to those of our stockholders; and

•	Develop and maintain executive compensation programs and practices that are transparent and reflect best practices in corporate governance.

The following key elements make up our executive compensation strategy:

•	A strong emphasis on variable, performance-based pay that ensures executive compensation is aligned with our performance.

•	Target total direct compensation between the 50th and 75th percentile of the relevant market, based on the following principles:

➢	Position total cash compensation at the 75th percentile at target performance to reinforce aggressive annual goal setting.

➢	Target long-term incentives at the market median.

•	Benchmark pay against business services sector peers and a broad group of non-manufacturing companies, including: The Servicemaster Company; BearingPoint, Inc.; Robert Half International, Inc.; ABM Industries, Incorporated; Hewitt Associates, LLC; Spherion Corporation; Moody’s Investor Service; MPS Group, Inc.; Dun & Bradstreet; West Corporation; Jones Lang LaSalle, Inc.; CDI Corporation; Tetra Tech, Inc.; and Trammell Crow Company.

•	Emphasize financial performance for revenue generators and people managing profit centers.

•	Use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool, including:

➢	Focusing equity participation on those that have line-of-sight to our overall results.

➢	Using additional equity with brokers as a retention tool.

➢	Managing equity grants based on dilution guidelines that keep us within a burn rate of approximately 2%.

In pursuit of these objectives and strategies, we attempt to employ compensation vehicles that are cost-effective and tax-efficient, and that motivate and reward executives based on annual and long-term business performance, strategic progress and the creation of stockholder value.

Determining Executive Officer Compensation

In accordance with its responsibilities, the Compensation Committee reviews our overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Compensation Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Compensation Committee determines our total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of “at risk” pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are measured relative to the goals previously approved by the Compensation Committee. The Compensation Committee evaluates performance of our Chief Executive Officer and our other executive officers who are subject to Section 16(a) of the Exchange Act against pre-determined goals and determines and approves their compensation.

In establishing our executive officer compensation structure and program, the Compensation Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies;

•	Overall effectiveness of the program in measuring and rewarding desired performance levels; and

•	Advice to the Compensation Committee from independent compensation experts.

Compensation Components

The compensation program for any individual serving as our Chief Executive Officer and our other executive officers is comprised of three major elements:

•	Base salary;

•	Short-term, or annual, incentives; and

•	Long-term equity incentives.

Actual total compensation levels will vary from year to year based on performance relative to goals.

Base Salary: We provide competitive base salaries that allow us to attract and retain a high performing leadership team. When establishing base salaries, numerous factors are considered, including the total compensation package, the scope of responsibilities, the years of experience of the individual and the competitive marketplace. We target base salaries at the 75th percentile of the relevant market. Merit increases are established based on a comprehensive performance management process that assesses each executive officer’s leadership and performance over the previous year, as well as the executive officer’s potential for development and performance in the future.

Short-term or Annual Incentives: Our executive officers participate in our EBP, which is described under the heading “Proposal No. 3—Approval of the Amended Executive Bonus Plan of CB Richard Ellis Group, Inc.” on page 19. The EBP is designed to motivate and reward executives by aligning pay with annual performance. We target short-term cash incentives at the 75th percentile of the relevant market. The EBP is a discretionary cash-based bonus plan that rewards executives for the achievement of financial and non-financial performance objectives that are established at the beginning of each fiscal year. In addition, we consider certain qualitative factors for most executives in determining the total cash bonus to be paid to those executive officers. Actual bonus awards can range from 0% to 200% of the target award, based on performance.

For 2005, the financial objectives for all executive officers were a measure of EBITDA performance. In addition, staff executive officers, i.e., the chief financial officer, global controller and general counsel, were also measured on several operating objectives that drive value for us. For 2006, we have adjusted the metrics of our EBP to balance the threshold and maximum performance range around financial performance at plus or minus 30% of plan to allow for an equal opportunity in upside and downside payouts and to recognize aggressive goal-setting. In addition, we have included “strategic” measures, in addition to financial measures, for all executive officers, including our Chief Executive Officer, which recognizes the efficiency of current earnings and positioning for the future.

Long-Term Equity Incentives: Our long-term equity incentives are designed to encourage creation of long-term value for our stockholders, retain qualified key employees, and build equity ownership among executives. We provide long-term equity incentive awards to individuals who can impact our long-term performance and value. Our executive officers have received stock options and restricted stock awards, but our Compensation Committee retains the discretion to make different forms of equity awards. We provide annual stock option grants, restricted stock awards, or a combination thereof as part of our long-term incentive compensation under our Amended and Restated 2004 Stock Incentive Plan, or 2004 Stock Incentive Plan, on an option equivalent approach, i.e., we equalize value between options and full value shares. In addition, we target long-term equity incentive compensation at the market median of the relevant market. Grants of stock options and awards of restricted stock to our executive officers have generally been provided at a ratio of 75% to 25% and are made at the fall meeting of our Board each year. Generally, stock options may be exercised over a term of five to seven years from the date of grant. Stock options and restricted stock awards generally vest 25% per year beginning on the first anniversary of the grant date.

In 2006, we adopted a broker equity award program that provides annual grants of restricted stock units to our top-performing brokers based on past-year revenue production. This is a 10-year program with annual grants through 2011, all of which vest on March 15, 2016. The Board may suspend any new grants if our EBITDA growth does not achieve approved targets for the previous year. The first grants under this program were made at our February 21, 2006 Board meeting, and subsequent grants generally will be made at the first Board meeting of each year.

For an executive to receive value from a stock option, the stock price must be above the grant date price after the stock option vests. We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. The value of each restricted stock award and restricted stock unit is equal to the value of one share of our common stock on the date of grant. The number of shares subject to equity awards is determined by the Compensation Committee and is based on the individual’s position within our organization, job performance, future potential, awards made to executives at comparable companies and other factors.

We believe that compensation plays a vital role in achieving short and long-term business objectives that ultimately drive long-term business success. Our compensation programs are designed to focus our executives on our critical goals that translate into long-term stockholder value. As a result, a large percentage of our executive officers’ compensation package is variable, based on corporate, divisional and individual performance. Our pay practices support our endeavors to attract, motivate, incentivize and retain exceptional business leaders with demonstrated performance, leadership and potential capabilities to deliver innovative initiatives while concurrently meeting aggressive long-term business objectives.

Such pay practices are highly differentiated based on individual performance, leadership and potential as well as overall enterprise and business unit results. They are assessed in the context of a rigorous performance management process. Furthermore, these practices are responsive to a significant enterprise transformation effort that commenced and continues amidst a challenging economic and business climate.

Chief Executive Officer Compensation

The Compensation Committee considered a number of factors in determining Mr. White’s cash and equity compensation for fiscal 2005. The achievement of 85% growth in EBITDA, revenue growth of 23%, a $1.93 increase in diluted earnings per share, Mr. White’s successful transition into the role of chief executive officer after the retirement of our former chief executive officer, Ray Wirta, superior leadership and vision, and setting a tone of high ethical standards were the primary factors that were considered when determining his overall compensation. During fiscal 2005, the price of our common stock also increased approximately 75% from its opening price on January 3, 2005 (the first day of trading in 2005) of $33.55.

In June 2005, the Board increased Mr. White’s salary to $650,000 per year in connection with his promotion to Chief Executive Officer. This was equal to the base salary of Mr. Wirta just prior to his retirement. For his performance in fiscal 2005, Mr. White was awarded a cash bonus of $1,968,900. EBITDA growth was the primary factor considered in determining Mr. White’s annual cash incentive compensation for 2005. In addition, on September 21, 2005, Mr. White received an option to purchase 112,500 shares of our common stock at fair market value of $46.275 per share and an award of 11,250 shares of our common stock. These equity awards vest 25% each year from the date of grant.

Ray Wirta retired as chief executive officer in June 2005. He continues to serve us as a non-executive employee and as Vice Chairperson of our Board. Mr. Wirta received a prorated bonus of $882,789 for 2005 as a result of achievement of his performance goal as chief executive officer, which was based on our EBITDA growth in 2005.

Tax Considerations

Section 162(m) of the Tax Code limits the deductibility of executive compensation paid by publicly held corporations to $1,000,000 per employee. This limitation did not apply to us in 2005 and next year generally will not apply to compensation based on performance goals if certain requirements are met, provided that our stockholders approve the EBP as described under the heading “Proposal No. 3—Approval of the Amended Executive Bonus Plan of CB Richard Ellis Group, Inc.” on page 19. The Compensation Committee, as much as possible, uses and intends to use performance-based compensation. However, the Compensation Committee believes that we must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

The Compensation Committee submits this report:

Frederic V. Malek, Chair

Jeffrey A. Cozad

Bradford M. Freeman

SUMMARY COMPENSATION TABLE

The following table sets forth information for the three years ended December 31, 2005 concerning the compensation of our Chief Executive Officer and certain of our other executive officers as of the end of fiscal year 2005.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Total	Salary	Bonus (1)(2)	Other Annual Compensation (3)(4)(5)(6)	Restricted Stock Awards (7)	Securities Underlying Stock Options	Dollar Value of Stock Options (8)	All Other Compensation (9)(10)(11)
Brett White President and Chief Executive Officer	2005 2004 2003	$5,062,490 3,780,500 1,580,592	$608,463 550,000 506,156	$1,968,900 1,716,000 863,630	$26,552 215,000 15,284	$520,594 — —	112,500 100,000 232,794	$1,937,981 804,150 195,081	$	— 495,350 441

Ray Wirta (12) Former Chief Executive Officer	2005 2004 2003	1,327,647 3,811,757 1,874,704	416,155 650,000 573,129	882,789 2,028,000 1,077,534	27,846 329,000 28,560	— — —	— 100,000 232,794	— 804,150 195,081		857 607 400

Kenneth J. Kay Senior Executive Vice President and Chief Financial Officer	2005 2004 2003	1,861,725 1,364,075 1,027,990	450,000 450,000 450,000	592,200 512,000 494,384	— — —	173,531 — —	37,500 50,000 99,769	645,994 402,075 83,606		— — —

Calvin W. Frese, Jr. (13) Senior Executive Vice President and President, Americas	2005 2004 2003	2,328,240 1,606,287 951,508	500,000 450,000 373,077	762,000 753,605 494,384	— — —	225,591 — —	48,750 50,000 99,769	839,792 402,075 83,606		857 607 441

Robert Blain President, Asia Pacific	2005 2004 2003	1,948,340 1,337,245 862,566	383,437 366,000 302,308	599,896 585,000 344,506	145,482 145,000 157,692	173,531 — —	37,500 30,000 69,284	645,994 241,245 58,060		— — —

Alan C. Froggatt (14) Former President, EMEA	2005 2004 2003	863,033 1,283,476 964,556	389,250 458,000 337,351	472,290 663,000 536,190	— — 20,777	— — —	— 20,000 83,141	— 160,830 69,672		1,493 1,646 566

Laurence H. Midler (15) Executive Vice President and General Counsel	2005 2004	1,207,588 856,224	325,000 225,000	214,700 189,800	— —	138,825 —	30,000 30,000	516,795 241,245		12,268 200,179

(1)	Bonuses for each year are paid in the first quarter of the following fiscal year. For example, the bonus shown for 2005 was paid in the first quarter of 2006.

(2)	Messrs. Frese and Kay each received a bonus of $150,000 in 2003 related to their performance in connection with our acquisition of Insignia Financial Group, Inc. In the past, this bonus was reflected as a portion of the bonus received by Mr. Kay in 2002. This table more appropriately reflects this amount as a portion of the bonus paid to Mr. Kay in 2003 when the Insignia acquisition occurred.

(3)	As of December 31, 2004, Mr. White had an outstanding loan balance of $257,300 in connection with his purchase of shares in 1998 under our 1996 Equity Incentive Plan, or EIP. All interest charged on the outstanding loan balances for any year was forgiven if Mr. White’s performance produced a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. All interest on Mr. White’s loan was forgiven for 2004 and 2005 as a result of Mr. White’s bonus earnings. Mr. White repaid this loan in full on February 15, 2005.

As of December 31, 2003, Mr. Wirta had an outstanding loan balance of $385,950, in connection with his purchase of shares in 2000 under our EIP. All interest charged on the outstanding loan balances for any year was forgiven if Mr. Wirta’s performance produced a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. In 2004, our Board forgave all 2003 interest on the loan. Mr. Wirta repaid this loan in full on December 28, 2004.

(4)	During 2002, loans of $300,000 and $200,000, respectively, were issued to Mr. Wirta and Mr. White. These non-interest bearing loans were due and payable on December 31, 2003. The Compensation Committee forgave Messrs. Wirta’s and White’s loans in full effective January 1, 2004.

(5)	Pursuant to Mr. Blain’s employment agreement, he received a schooling and housing allowance of $157,692 in 2003, $145,000 in 2004 and $145,482 in 2005.

(6)	Mr. Froggatt received a car allowance of $20,777 in 2003.

(7)	In connection with our acquisition of CB Richard Ellis Services in 2001, we offered and sold shares of our Class A common stock for $5.77 per share to certain of our employees, including 177,541 shares to Mr. Wirta, 73,615 shares to Mr. White and 69,284 shares to Mr. Frese in 2001, and an additional 34,642 shares to Mr. Frese in 2002. If the employment of the owner of such shares is terminated, we have the right to repurchase a portion of the shares at either fair market value or the amount paid for such shares by the owner, which depends upon whether the owner was terminated “for cause” or voluntarily left for a “good reason,” as such terms are defined in the owner’s subscription agreement. On each of the first five anniversaries of the July 20, 2001 and May 31, 2002 purchase dates of the shares, 20% of the shares initially subject to repurchase cease to be subject to the right of repurchase. Accordingly, at December 31, 2005, 20% of such shares acquired by Mr. Wirta, Mr. White, and Mr. Frese remain subject to repurchase from the July 20, 2001 purchase date and 40% of such shares acquired by Mr. Frese remain subject to repurchase from the May 31, 2002 purchase date. The per share consideration paid for these shares was the same as the per share consideration paid by certain of our stockholders to acquire shares of our Class A common stock and Class B common stock on July 20, 2001, which consideration was used to partially finance our acquisition of CB Richard Ellis Services. As of December 31, 2005, the value of Messrs. Wirta’s, White’s, and Frese’s shares, net of the purchase price, was $9,423,876, $3,907,484, and $5,516,392, respectively.

(8)	The total amounts shown in this column include the fair value of the stock options under Long-Term Compensation in this table computed on their respective grant dates. All grants were made under the 2004 Stock Incentive Plan or the 2001 CBRE Holding, Inc. Stock Incentive Plan.

(9)	The amounts in this column for Messrs. Wirta, White, Frese, and Midler include our matching contributions to our 401(k) plan for each individual. The amounts indicated are contributed by us in the year shown based on contributions by the executive and our performance in the prior year. In addition, in connection with a previous reduction of a promissory note from Mr. White to us in 2001 and the surrender of his shares of our common stock securing payment of the promissory note, the disinterested members of the Board in September 2004 approved the reimbursement of Mr. White for the related tax liability on the transaction on a gross-up basis of $495,000. Mr. White received no financial benefit for the shares surrendered other than a reduction in the promissory note corresponding to the amount he initially borrowed to purchase the surrendered shares.

(10)	Mr. Froggatt received a benefit under a life insurance program of $566 in 2003, $1,646 in 2004, and $1,493 in 2005.

(11)	Mr. Midler received relocation expenses of $200,179 in 2004 and $11,700 in 2005, which amounts included the related tax liability on a gross-up basis.

(12)	Mr. Wirta retired as Chief Executive Officer on June 2, 2005, but will remain our employee and serve on our Board as Vice Chairperson until June 2, 2007.

(13)	Mr. Frese became President of our Americas operation on January 1, 2005.

(14)	Mr. Froggatt joined us, effective July 23, 2003, when we acquired Insignia. He resigned from his position as President, EMEA and became a non-executive director of our U.K. subsidiary, CB Richard Ellis Limited, on June 30, 2005.

(15)	Mr. Midler joined us effective April 26, 2004.

COMPENSATION PURSUANT TO STOCK OPTIONS

Option Grants Table

The following table sets forth information concerning stock option grants during the year ended December 31, 2005 to the persons named in the table under “Summary Compensation Table,” each of which was granted pursuant to our 2004 Stock Incentive Plan:

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2005	Exercise Price Per Shares	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Brett White	112,500	10.60	$46.275	9/20/12	$2,119,339	$4,938,962
Ray Wirta	—	—	—	—	—	—
Kenneth J. Kay	37,500	3.53	46.275	9/20/12	706,446	1,646,321
Calvin W. Frese, Jr.	48,750	4.59	46.275	9/20/12	918,380	2,140,217
Robert Blain	37,500	3.53	46.275	9/20/12	706,446	1,646,321
Alan C. Froggatt	—	—	—	—	—	—
Laurence H. Midler	30,000	2.83	46.275	9/20/12	565,157	1,317,057

Each of the options disclosed in the option grant table above vests 25% per anniversary of the September 21, 2005 grant date.

Aggregated Options Table

The following table sets forth information concerning unexercised options held as of December 31, 2005 by the persons named in the table under “Summary Compensation Table.”

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brett White	160,000	4,948,267	162,411	405,766	8,202,382	15,727,933
Ray Wirta	—	—	820,978	—	41,900,794	—
Kenneth J. Kay	155,500	5,517,390	—	203,593	—	8,661,046
Calvin W. Frese, Jr.	40,000	1,605,167	50,053	222,322	2,448,187	9,199,195
Robert Blain	—	—	35,212	101,572	1,743,782	3,496,892
Alan C. Froggatt	38,256	1,417,217	—	64,885	—	3,193,656
Laurence H. Midler	5,000	150,725	2,500	52,500	91,113	1,196,813

SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS

2004 Stock Incentive Plan

Our 2004 Stock Incentive Plan authorizes the grant of stock-based awards to our employees, directors and consultants. A total of 6,928,406 shares of our Class A common stock initially were reserved for issuance under the 2004 Stock Incentive Plan (this figure, and the share limits described below, reflect the 3-for-1 stock split of our outstanding Class A common stock and Class B common stock effected on May 4, 2004 and the 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock effected on June 7, 2004). This share reserve is reduced by one share upon exercise or redemption of an option or stock appreciation right, and is reduced by 2.25 shares upon issuance of stock pursuant to other stock-based awards. Awards that expire, terminate, lapse, that are reacquired by us or that are redeemed for cash rather than shares will again be available for grant under the stock incentive plan.

The plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m) of the Tax Code. As a result, we are able to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options granted under the 2004 Stock Incentive Plan. To comply with Section 162(m), the 2004 Stock Incentive Plan limits the number of shares for which options or stock appreciation rights may be granted to any employee. Under this limitation, no employee will be eligible to be granted options or stock appreciation rights covering more than 2,078,522 shares during any calendar year. In addition, our Board has adopted a policy stating that no person will be eligible to be granted options, stock appreciation rights, or restricted stock purchase rights covering more than 692,841 shares during any calendar year and to be granted any other form of stock award permitted under the 2004 Stock Incentive Plan covering more than 346,420 shares during any calendar year. As of December 31, 2005, 2,224,551 shares were subject to options issued under our 2004 Stock Incentive Plan and 4,201,272 shares remained available for future grants under the 2004 Stock Incentive Plan.

The number of shares issued or reserved pursuant to the 2004 Stock Incentive Plan, or pursuant to outstanding awards, the share limits on grants of options and/or stock appreciation rights to a given participant, and the number of shares and exercise or base price for outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. In addition, our Board may adjust outstanding awards to preserve the awards’ benefits or potential benefits.

Our Board has delegated administration of the 2004 Stock Incentive Plan to the Compensation Committee. The Compensation Committee, or our Board if the delegation of authority to the Compensation Committee is terminated in the future, has the authority to:

•	designate participants in the plan;

•	determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

•	interpret the plan; establish, adopt or revise any rules and regulations to administer the plan; and

•	make all other decisions and determinations that may be required under the plan.

Incentive and nonstatutory stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. An option holder may exercise an option by payment of the exercise price (1) in cash, (2) pursuant to a “same day sale” program, (3) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price or (4) by a combination approved by the Board. Options generally vest and become exercisable over a period of four years. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options. Unless the option holder’s agreement provides otherwise, options generally expire, to the extent unexercised, five to seven years from the date of grant. The terms of the 2004 Stock Incentive Plan expressly provide that without the appropriate stockholder approval, the Board may neither cancel outstanding stock options and grant in substitution stock options having a lower exercise price nor may the Board amend outstanding options to reduce the exercise price thereof, except in connection with a transaction to which Section 424(a) of the Tax Code applies.

Directors who are neither employed by us nor receive a management fee from us will each automatically receive an annual grant of stock options with a per share exercise price equal to the fair market value of our common stock and an aggregate exercise price equal to $50,000. The options are subject to vesting over a three-year period and expire, to the extent unexercised, no later than seven years from the date of grant. They will also each automatically receive an annual grant of (i) restricted stock worth a total of $25,000 on the date of grant and (ii) a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant.

Our Board may award restricted stock bonuses. Our Board may also award restricted stock units, which entitle the participant the right to receive one share of common stock per unit at the time the unit vests, with delivery of such common stock on a later date. For both restricted stock bonuses and units, vesting will generally be based on the participant’s continuous service. In the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition.

Our Board may grant stock appreciation rights independent of or in connection with an option. The base price per share of a stock appreciation right may be no less than 85% of the fair market value of our common stock. Generally, each stock appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one share of common stock over (2) the base price, times (b) the number of shares of common stock covered by the stock appreciation right. To the extent a stock appreciation right is granted concurrently with an option, the redemption of the stock appreciation right will proportionately reduce the number of shares of common stock subject to the concurrently granted option. Payment shall be made in common stock or in cash, or a combination of both, as determined by the Board. The plan also allows for grants of other stock-based awards such as restricted stock purchase rights, phantom stock units, performance shares and performance share units.

Unless otherwise determined by our Board or provided for in a written agreement evidencing an award, awards granted under the 2004 Stock Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

In the event of a change of control, as defined in the 2004 Stock Incentive Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any stock awards outstanding under the plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award.

Our Board may amend, suspend, or terminate the stock incentive plan in any respect at any time, but no amendment may materially impair any of the rights of a participant under any awards previously granted, without his/her consent.

Share Price. On April 11, 2006, the closing price of our common stock on the NYSE was $81.47 per share.

Certain Federal Tax Consequences. The following summary of the federal income tax consequences of 2004 Stock Incentive Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences. The grant of a nonstatutory stock option under the 2004 Stock Incentive Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonstatutory stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Tax Code. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

The grant of an incentive stock option under the 2004 Stock Incentive Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an incentive stock option (although the participant may become subject to the alternative minimum tax in connection with the exercise), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. We are entitled, in the year of the disqualifying disposition, to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Tax Code.

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Tax Code. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Tax Code, or a Section 83(b) Election, to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued. We will be entitled to a deduction equal to the taxable income recognized by the participant pursuant to the Section 83(b) Election.

When a stock appreciation right is granted with an exercise price at least equal to the fair market value of our Class A common stock, there are no income tax consequences for the participant or for us at the date of grant. When a stock appreciation right is redeemed, in general, the participant recognizes taxable income equal to the cash and/or the fair market value of the shares received upon redemption in an amount equal to the spread. We are entitled to a deduction equal to the taxable income recognized by the participant.

Deferred Compensation Plans

We have two deferred compensation plans, one of which has been frozen and is no longer accepting deferrals, which we refer to as the Old DCP, and one of which became effective on August 1, 2004 and began accepting deferrals on August 13, 2004, which we refer to as the New DCP.

Old DCP. Prior to amending the Old DCP as discussed below, each participant in the Old DCP was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ended or on a future date at least three years after the deferral election date. The investment alternatives available to participants included two interest index funds and an insurance fund in which gains and losses on deferrals are measured by one or more of approximately 80 mutual funds. Distributions with respect to the interest index and insurance fund accounts are made by us in cash. In addition, prior to July 2001, participants were entitled to invest their deferrals in stock fund units that are distributed as shares of our common stock. As of December 31, 2005, there were 1,311,724 outstanding stock fund units under the Old DCP, all of which were vested.

Effective January 1, 2004, we closed the Old DCP to new participants. Thereafter, until January 1, 2005, the Old DCP accepted compensation deferrals from those participants who had a balance in the plan, met the eligibility requirements and elected to participate, in each case up to a maximum annual contribution amount of $250,000 per participant. Effective January 1, 2005, no additional deferrals are permitted under this plan. Existing account balances under the plan will be paid to participants in the future according to their existing deferral elections. However, all participants may make unscheduled in-service withdrawals of their account balances, including the shares of common stock underlying stock fund units, if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

Prior to our initial public offering, all shares held by our current and former employees and consultants, including any shares that such employees and consultants were entitled to receive as distributions with respect to stock fund units in the Old DCP, were subject to transfer restrictions. In connection with our initial public offering, we waived all of these transfer restrictions, which permitted all of these shares, including any shares received as future distributions with respect to stock fund units in the Old DCP, to be sold, subject to applicable securities law requirements. Shortly after our initial public offering, we filed a registration statement on Form S-8 that registered, among other things, the shares of common stock to be distributed in the future with respect to stock fund units in the Old DCP.

New DCP. Effective August 1, 2004, we adopted the New DCP, which began accepting deferrals for compensation otherwise earned after August 13, 2004. Under the New DCP, each participant is allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. Deferrals are credited at the participant’s election to one or more investment alternatives under the New DCP, which include a money-market fund and a mutual fund investment option. There is limited flexibility for participants to change distribution elections once made. However, all participants may make unscheduled in-service withdrawals of their account balances if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal.

We amended the New DCP, effective as of November 18, 2005, to conform with U.S. Department of Treasury and Internal Revenue Service regulations. The amendment allowed any participant who elected to defer compensation in 2005 to make a one-time irrevocable election to cancel that deferral election on or before November 30, 2005.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. The plan provides for participant contributions, as well as discretionary contributions by us. A participant is allowed to contribute to the plan from 1% to 50% of his or her compensation, subject to limits imposed by applicable law. Each year, we determine an amount of employer contributions that we will contribute, if any, to the plan based on the performance and profitability of our consolidated U.S. operations. Our contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock however participants may not have more than 25% of their assets allocated to our common stock as measured at any year end. As of December 31, 2005, 177,526 shares of our common stock were held as investments by participants in our 401(k) plan. A participant may elect to receive a distribution from the plan in a single lump sum payment of his or her account balance following termination of the participant’s employment with us.

Executive Bonus Plan

Our amended Executive Bonus Plan is described on page 19 under the heading “Proposal No. 3—Approval of the Amended Executive Bonus Plan of CB Richard Ellis Group, Inc.”

Agreements with Executive Officers

Ray Wirta. On February 22, 2005, we entered into a transition agreement with Mr. Wirta, in connection with the announcement of Mr. Wirta’s intention to retire from the position of Chief Executive Officer on June 2, 2005. The transition agreement provides that after our annual meeting of stockholders on June 2, 2005, Mr. Wirta would no longer serve as chief executive officer, but would remain our employee and be required to perform the duties as directed by our Chief Executive Officer. In addition, he will serve as Vice Chairperson of our Board until June 2, 2007 and remain a member of the Executive Committee of the Board.

During his employment with us, we will pay Mr. Wirta an annual base salary of $250,000 and he shall be eligible to participate in our benefit plans as available to our other employees. In addition, we accelerated the vesting date of all of Mr. Wirta’s outstanding options to June 2, 2005.

If we terminate Mr. Wirta’s employment without cause, Mr. Wirta will continue to receive his base salary until June 1, 2007. In addition any COBRA premiums payable by Mr. Wirta shall be limited to the employee premiums payable by similarly situated active employees until June 1, 2007 or the date Mr. Wirta becomes employed elsewhere. If we terminate Mr. Wirta’s employment for cause or he voluntarily resigns, we will have no further obligations to him except as to benefits then due him under our benefit plans, and under previously vested stock options and equity incentive plan shares.

Mr. Wirta has agreed that from June 2, 2005 until June 1, 2007, he will not directly or indirectly (1) compete with any of our business lines through participation in any material business, (2) interfere with business relationships between us and any of our clients, affiliates or partners, (3) solicit any of our employees or consultants, or (4) solicit certain of our clients or our prospective clients in competition with us.

Alan C. Froggatt. Effective January 23, 2005, we, through our wholly-owned subsidiary CB Richard Ellis Limited, entered into an agreement with Mr. Froggatt, which amends Mr. Froggatt’s Amended and Restated Executive Service Agreement with Insignia Richard Ellis Limited, our wholly-owned subsidiary, pursuant to which Mr. Froggatt served as chief executive officer of Insignia Richard Ellis Limited and president of our EMEA region. Under the new agreement, Mr. Froggatt became a non-executive director (i.e., a consultant) of CB Richard Ellis Limited on June 30, 2005 and he will cease to be a non-executive director on September 30, 2006.

Under the agreement, Mr. Froggatt provided part-time services at our request and was paid $38,166 per month between June 30 and September 30, 2005. From October 1, 2005 until September 30, 2006, Mr. Froggatt will be available as mutually agreed at a mutually agreed upon rate. In addition, Mr. Froggatt will be provided medical and life insurance (or reimbursements for the cost of such insurance) until September 30, 2006. Mr. Froggatt also participated in our EBP through September 30, 2005.

If we terminate Mr. Froggatt’s employment other than for cause, Mr. Froggatt will receive payments in lieu of salary, bonus and contractual benefits equal to the amount he would have received had he remained a non-executive director through September 30, 2006. Upon a termination, Mr. Froggatt’s unvested stock options will be cancelled, except that, in the case of a termination other than for cause, the vesting of Mr. Froggatt’s stock options will be accelerated such that any stock options that would have vested through September 30, 2006 shall immediately vest and be exercisable.

Mr. Froggatt has agreed that for a period of one year after termination of his appointment as a non-executive director in the United Kingdom, he will not compete with our business, solicit or interfere with our clients, or offer to employ, engage or solicit any of our senior executives or consultants.

Robert Blain. On January 23, 2002, Mr. Blain, our President, Asia Pacific, entered into an employment agreement with us which extends for an indefinite term, subject to termination by either Mr. Blain or by us for any reason. Under the terms of his employment agreement, Mr. Blain receives an annual base salary of $400,000, subject to annual review and adjustment. Mr. Blain also is eligible to earn an annual bonus under the EBP.

If Mr. Blain’s employment terminates for any reason other than his voluntary resignation or on account of his misconduct, he will be entitled to receive a payment of his annual bonus, calculated at the end of the year during which the termination occurs and pro-rated based on the date of termination. If Mr. Blain voluntarily resigns or is terminated by us due to misconduct, he will not be eligible to receive a pro-rated bonus for the year in which his employment terminates. Mr. Blain’s employment agreement also contains a provision regarding confidentiality during and following termination of his employment with us, as well as a non-competition and non-solicitation provision for terms of three months and six months, respectively, following the termination of his employment.

STOCK PERFORMANCE CHART

The following graph shows our cumulative total stockholder return for the period beginning with our initial public offering on June 10, 2004 and ending on December 31, 2005. The graph also shows the cumulative total returns of the Russell 1000 Index, in which we are included, and an industry peer group. We are also required by SEC rules to include the Russell 2000 Index because we were listed on that index in 2004 and used the index for the Stock Performance Chart included in our annual Proxy Statement last year.

The comparison below assumes $100 was invested on June 10, 2004 in our common stock and in each of the indices shown and assumes that all dividends were reinvested. Our stock price performance shown in the following graph is not indicative of future stock price performance. The peer group is comprised of the following publicly traded real estate services companies: Grubb & Ellis Company, Jones Lang LaSalle Incorporated and Trammell Crow Company. These three companies represent our primary competitors that are publicly traded with business lines reasonably comparable to ours.

EQUITY COMPENSATION PLAN INFORMATION

The information under the heading “Equity Compensation Plan Information” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed by us with the SEC on March 15, 2006 is incorporated herein by reference.

STOCK OWNERSHIP

HOLDINGS OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director to our Board; (b) each of our current executive officers named in the Summary Compensation Table; (c) all directors, director nominees and executive officers as a group; and (d) each person or group known to us owning more than five percent of the outstanding shares of our common stock as of April 1, 2006. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Brett White (1)(2)	186,675	12,411	*
Kenneth J. Kay	3,750	—	*
Calvin W. Frese, Jr. (3)	90,354	31,553	*
Robert Blain	38,962	35,212	*
Laurence H. Midler	3,000	—	*
Richard C. Blum (1)(4)	10,512,525	2,046	14.2
Jeffrey A. Cozad (1)(4)	10,511,738	2,046	14.2
Patrice Marie Daniels	4,960	2,046	*
Thomas A. Daschle	620	119	*
Bradford M. Freeman	6,455	2,046	*
Michael Kantor	10,502	7,588	*
Frederic V. Malek (5)	178,875	2,046	*
John G. Nugent (6)	4,471	—	*
Gary L. Wilson	16,044	13,130	*
Ray Wirta (1)(7)	2,517,362	820,978	3.4
All directors, director nominees and executive officers as a group	13,578,728	931,221	18.3
Blum Capital Partners, L.P.
Blum Strategic Partners, L.P.
Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG (1)(4)	10,507,565	—	14.2
FMR Corp. (8)	4,870,900	—	6.6

*	less than 1.0%

(1)	As a result of the voting provisions set forth in the Securityholders’ Agreement described in greater detail in this Proxy Statement under the heading “Related Party Transactions—Securityholders’ Agreement,” this stockholder, together with our other stockholders that owned shares of Class B common stock prior to our initial public offering, other than Frederic V. Malek, may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, the group formed by these stockholders may be deemed to beneficially own 12,313,970 shares of our Class A common stock.

(2)

Mr. White is co-trustee and, together with his wife Danielle, is the beneficiary of The White Family Trust, which owns 93,730 of the indicated shares. Mr. White is the direct beneficial owner of 11,250 shares of our common stock. Includes 69,284 shares of our common stock underlying vested stock fund units in our deferred compensation plan. In connection with any voluntary or involuntary termination of his employment with us, Mr. White may be entitled to receive an issuance of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan. As a result of the Securityholders’ Agreement, Mr. White shares voting power over 104,980 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. White has an aggregate right to acquire beneficial ownership under 12,411 vested stock options and, subject to continued vesting, 405,766 unvested stock options.

(3)	Includes 27,714 shares of our common stock underlying vested stock fund units in our deferred compensation plan. In connection with any voluntary or involuntary termination of his employment with us, Mr. Frese may be entitled to receive a distribution of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan.

(4)	Includes 4,807,355 shares of our common stock owned by Blum Strategic Partners, L.P., 5,584,284 shares of our common stock owned by Blum Strategic Partners II, L.P., 115,139 shares of our common stock owned by Blum Strategic Partners II GmbH & Co. KG, and 787 shares of our common stock owned by Blum Capital Partners, L.P. The sole general partner of Blum Strategic Partners, L.P. is Blum Strategic GP, L.L.C., and the sole general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. Richard C. Blum is a managing member of Blum Strategic GP, L.L.C. and each of Messrs. Blum and Cozad is a managing member of Blum Strategic GP II, L.L.C. Except as to any pecuniary interest, each of Messrs. Blum and Cozad disclaims beneficial interest in all of these shares. The business address of Blum Capital Partners, L.P., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Richard C. Blum and Jeffrey A. Cozad is 909 Montgomery Street, Suite 400, San Francisco, California 94133. As a result of the Securityholders’ Agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(5)	Mr. Malek is a trustee of The Malek Family Charitable Trust, which owns 4,000 of the indicated shares and Mr. Malek, his wife and their children are the beneficiaries.

(6)	Includes 4,471 shares of our common stock underlying vested stock fund units in our deferred compensation plan. In connection with any voluntary or involuntary termination of his employment with us, Mr. Nugent may be entitled to receive a distribution of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan.

(7)	As a result of the Securityholders’ Agreement, Mr. Wirta shares voting power over 1,696,384 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Pursuant to the Transition Agreement entered into on February 22, 2005 between us and Mr. Wirta, all of Mr. Wirta’s stock options vested on June 2, 2005.

(8)	FMR Corp., or FMR, filed a Schedule 13G on February 14, 2006 with the SEC to report 4,870,900 shares of our common stock held of record by Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR. Fidelity is deemed to beneficially own 4,602,300 shares in its capacity as investment advisor to various investment companies. Edward C. Johnson III and FMR, though its control of Fidelity, each has sole power to dispose of the 4,602,300 shares beneficially owned by them. Fidelity Management Trust Company, or FMT, a wholly owned subsidiary of FMR, is the beneficial owner of 157,100 shares of our common stock in its capacity as investment manager of various institutional account(s). Edward C. Johnson III and FMR, through its control of FMT, each has sole dispositive power over 157,100 shares and sole power to vote or to direct the voting of 116,200 shares. Fidelity International Limited, or FIL, pursuant to an SEC No-Action letter dated October 2, 2000, is the beneficial owner of 111,500 shares of our common stock. Each of FMR, Fidelity and FMT’s business address is 82 Devonshire Street, Boston, Massachusetts 02109. FIL’s business address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY TRANSACTIONS

Securityholders’ Agreement

In connection with our acquisition of CB Richard Ellis Services in 2001, we and CB Richard Ellis Services entered into a Securityholders’ Agreement with certain of our stockholders, including those listed below:

•	our stockholders affiliated with Blum Capital Partners, L.P.;

•	Ray Wirta, who is our former Chief Executive Officer and current Vice Chairperson of the Board;

•	Brett White, who is our President and Chief Executive Officer;

•	Frederic V. Malek, who is one of our directors; and

•	our stockholders that purchased shares of our Class A common stock in connection with the issuance on July 20, 2001 of our 16% senior notes due 2011, some of whom are affiliates of Credit Suisse First Boston LLC.

The Securityholders’ Agreement defines various rights of the stockholders that are parties to the agreement related to their ownership of common stock.

Nomination of Directors and Voting. Our stockholders affiliated with Blum Capital Partners are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. The stockholders that are parties to the Securityholders’ Agreement that owned shares of our Class B common stock, other than Mr. Malek, are obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners. As of March 31, 2006, these stockholders, collectively, beneficially owned approximately 16.6% of our outstanding Class A common stock.

Registration Rights. Pursuant to the Securityholders’ Agreement, we have granted registration rights to our stockholders that are parties to that agreement. As a result of these registration rights, we can be required by some of our stockholders to effect registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933, or the Securities Act. Under this agreement, our stockholders affiliated with Blum Capital Partners have four remaining demand registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the Securityholders’ Agreement the opportunity to participate, or “piggyback,” in the registration.

Indemnification. We are obligated to indemnify the stockholders that are parties to the Securityholders’ Agreement and each of their respective affiliates, controlling persons, directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including all reasonable attorneys’ fees and expenses but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against these indemnified persons that arises from, relates to or is otherwise in respect of (1) our business, operations, liabilities or obligations or (2) the ownership by the stockholders or any of their respective affiliates of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

Loans to Our Executive Officers

Current Loans. We do not currently make loans to our executive officers and we have not made any such loans since passage of the Sarbanes-Oxley Act of 2002.

Prior Loans. In the past we have made loans to our employees that represent prepaid retention and recruitment awards at varying principal amounts, bearing interest at rates up to 10.0% per annum and maturing on various dates through 2010. The majority of these loans represent sign-on and retention bonuses issued or assumed in connection with the acquisition of Insignia Financial Group, Inc. as well as prepaid retention and recruitment awards issued to employees.

In addition, we have in the past made full recourse loans to employees, officers and certain of our stockholders for the purchase of shares of our common stock, which are secured by the common stock that is owned by these borrowers. These recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

As of December 31, 2004, Mr. White had an outstanding loan balance of $257,300 in connection with his purchase of shares in 1998 under our 1996 Equity Incentive Plan. All interest charged on the outstanding loan balances for any year was forgiven if Mr. White’s performance produced a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. All interest on Mr. White’s loan was forgiven for 2004 and 2005 as a result of his bonus earnings. Mr. White repaid this loan in full on February 15, 2005.

Investment Opportunities

From time to time, directors and executive officers are given an opportunity to invest in investment vehicles managed by certain of our subsidiaries on the same terms as other unaffiliated investors. Mr. Freeman, one of our directors, has invested $5.0 million, Mr. Blum, our Chairperson, has invested $2.5 million, Mr. Malek, one of our directors, has invested $1.2 million, Mr. Wirta, our former Chief Executive Officer and current Vice Chairperson, has invested $0.5 million, and Mr. Frese, President of our Americas operations and one of our executive officers, has invested $0.2 million, in CBRE Realty Finance, Inc., a real estate investment trust managed and sponsored by CBRE Realty Finance Management, LLC, an indirect subsidiary of ours and a direct subsidiary of CBRE Melody. In October 2005, Mr. Blum transferred $2.2 million of his investment to Blum Family Partners, L.P., an entity affiliated with Mr. Blum, and $0.3 million to two other entities not affiliated with Mr. Blum. Additionally, Mr. Malek has committed to invest $2.0 million, Blum Family Partners, L.P. has committed to invest $1.5 million, and Mr. Wirta has committed to invest $1.0 million in CB Richard Ellis Strategic Partners IV, L.P. (through pooled co-investment vehicles organized for the investment of certain employees). Previously, Mr. Wirta invested an aggregate of $25,000, $50,000 and $75,000, respectively in CB Richard Ellis Strategic Partners, L.P., CB Richard Ellis Strategic Partners II, L.P. and CB Richard Ellis Strategic Partners III, L.P. The Strategic Partners funds are certain closed-end real estate investment funds managed and sponsored by our subsidiary, CB Richard Ellis Investors, LLC. Each of these investments has been approved by our Board, including all the disinterested members of our Board.

Other Agreements with Our Directors

On February 22, 2005, we entered into a transition agreement with Mr. Wirta, who was then our Chief Executive Officer and currently serves as Vice Chairperson of our Board. A description of this agreement can be found on page 34.

Other Business Relationships with Our Directors

Our wholly-owned subsidiary, CB Richard Ellis Investors, and certain investment funds managed by it, retained the law firm of Mayer, Brown, Rowe & Maw LLP, including its predecessors, to provide legal services during each of 2005, 2004, and 2003. Mr. Kantor, who has been a member of our Board since February 2004, currently is a partner at Mayer, Brown, Rowe & Maw LLP.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, the Stock Performance Chart, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery, often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, (b) telephone at (212) 984-8359, or (c) e-mail at investorrelations@cbre.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors

Laurence H. Midler
Secretary

El Segundo, California

April 24, 2006

ELECTRONIC ACCESS TO CB RICHARD ELLIS GROUP’S

FUTURE ANNUAL REPORTS AND PROXY MATERIALS

Help CB Richard Ellis Group, Inc. reduce expenses and eliminate bulky materials from your mail. Sign up for internet access to our proxy materials and Annual Report. If you enroll in this service, we will e-mail you the link to view the Annual Report and Proxy Statement on-line, along with instructions that will enable you to cast your vote. To sign up, access http://www.giveconsent.com/cbg and follow the instructions indicated so that you will receive an e-mail to access next year’s proxy materials and Annual Report electronically.

PROXY

CB Richard Ellis Group, Inc.

Proxy Solicited on Behalf of the Board of Directors of

CB Richard Ellis Group, Inc. for the Annual Meeting—June 1, 2006

The undersigned hereby appoints Brett White and Kenneth J. Kay and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. to be held on Thursday, June 1, 2006 or at any adjournment of the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposals 1, 2 and 3.

The CB Richard Ellis 401(k) Plan

If you are a participant in the CB Richard Ellis 401(k) Plan, this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CB Richard Ellis 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 2:00 P.M., Pacific Daylight Time on May 26, 2006, the plan’s Trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan.

CB RICHARD ELLIS GROUP, INC.

P.O. BOX 11252

NEW YORK, N.Y. 10203-0252

SEE REVERSE SIDE

CB Richard Ellis Group, Inc.

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	or	TELEPHONE	or	MAIL
• https://www.proxyvotenow.com/cbg • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• 1-866-353-7851 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

The Internet and telephone voting facilities will close at 2:00 p.m. PDT on May 31, 2006.

1-866-353-7851

CALL TOLL-FREE TO VOTE

THERE IS NO CHARGE FOR THIS CALL

WITHIN THE UNITED STATES AND CANADA ONLY

PLEASE DETACH PROXY CARD HERE

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Reply Envelope.	☒	Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3

1. Election of Directors.

FOR ALL ☐            WITHHOLD ALL ☐            FOR ALL, except* ☐

Nominees:	01—Richard C. Blum,
02—Jeffrey A. Cozad,
03—Patrice Marie Daniels,
04—Senator Thomas A. Daschle,
05—Bradford M. Freeman,
06—Michael Kantor,
07—Frederic V. Malek,
08—John G. Nugent,
09—Brett White,
10—Gary L. Wilson, and
11—Ray Wirta

*	To withhold authority for an individual nominee, please write the nominee’s name on the line above.

2. Ratification of Independent Registered Public Accounting Firm	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Approval of the Amended Executive Bonus Plan	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Authority is given to the proxies identified on this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

To change your address, please mark this box.      ☐

SCAN LINE

NOTE: Please sign exactly as name appears on this Proxy Card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here